REPORT UNDER
NATIONAL INSTRUMENT 62-103,
SECTION 111 OF THE SECURITIES ACT (BRITISH COLUMBIA),
SECTION 101 OF THE SECURITIES ACT (ONTARIO),
SECTION 176 OF THE SECURITIES ACT (ALBERTA),
SECTION 92 OF THE SECURITIES ACT (MANITOBA),
SECTION 126 OF THE SECURITIES ACT (NEW BRUNSWICK),
SECTION 102 OF THE SECURITIES ACT (NEWFOUNDLAND AND LABRADOR),
SECTION 107 OF THE SECURITIES ACT (NOVA SCOTIA),
SECTIONS 147.11 OF THE SECURITIES ACT (QUEBEC) AND
SECTION 110 OF THE SECURITIES ACT, 1988 (SASKATCHEWAN)
The following information is filed pursuant to the provisions listed above under applicable securities legislation:
(a)	the name and address of the offeror:

Wega Mining ASA Karenslyst Allé 2, 5 etg. P.O. Box 568 Skøyen N-0278 Oslo Norway

(b)	the designation and number or principal amount of securities and the offeror’s securityholding percentage in the class of securities of which the offeror acquired ownership or control in the transaction or occurrence giving rise to the obligation to file the report and whether it was ownership or control that was acquired in those circumstances:

On October 17, 2007, Wega Mining ASA (“Wega Mining”) entered into an agreement (the “Support Agreement”) with Goldbelt Resources Ltd. (“Goldbelt”) pursuant to which Wega Mining has agreed, subject to certain conditions, to make an offer to acquire all of the outstanding common shares of Goldbelt (the “Shares”), including Shares issuable upon the exercise of options, pursuant to performance rights and on the conversion, exchange or exercise of other securities of Goldbelt that are convertible into or exchangeable or exercisable for Shares, by way of a take-over bid (the “Offer”) for Cdn.$1.55 per Share in cash, as described in the joint press release of Wega Mining and Goldbelt issued on October 18, 2007 and attached as Exhibit “A” hereto. The Offer will be conditional upon, among other things, there having been validly deposited and not withdrawn Shares that constitute at least 66?% of the outstanding Goldbelt Shares (calculated on a fully diluted basis). Pursuant to the Support Agreement, Wega Mining also agreed to invest approximately Cdn.$14 million into Goldbelt by subscribing for 16 million Goldbelt Shares at a price of Cdn.$0.90 per Share (the “Subscription”). The Subscription is not conditional on the successful completion of the Offer.

Wega also entered into lock-up agreements (the “Lock-Up Agreements”) with certain directors and certain shareholders (collectively the “Locked-Up Shareholders”) of Goldbelt pursuant to which such Locked-Up Shareholders have agreed to deposit an aggregate of 34,596,894 Shares (assuming all Shares issuable pursuant to options and performance rights are issued) to the Offer, subject to certain terms and conditions. The Lock-Up Agreements entitle the Locked-Up Shareholders to terminate the Lock-Up Agreements and withdraw their Shares from the Offer in certain circumstances.

(c)	the designation and number or principal amount of securities and the offeror’s securityholding percentage in the class of securities immediately after the transaction or occurrence giving rise to obligation to file the report:

If the Subscription is completed, the Locked-Up Shareholders exercise all options and acquire all Shares pursuant to performance rights and deposit all Shares owned by them to the Offer in accordance with the terms and conditions of the Lock-Up Agreements and all such Shares are taken up by Wega Mining’s subsidiary, Wega Mining Inc., pursuant to the Offer, Wega Mining will indirectly own an aggregate of 50,596,894 Shares (representing approximately 57% on a fully diluted basis). Wega’s obligation to make the Offer is subject to certain conditions set out in the Support Agreement.

(d)	the designation and number or principal amount of securities and the percentage of outstanding securities of the class of securities referred to in paragraph (c) over which:
(i)	the offeror, either alone or together with any joint actors, has ownership and control:

See (c) above.

(ii)	the offeror, either alone or together with any joint actors, has ownership but control is held by other persons or companies other than the offeror or any joint actor:

Not applicable.

(iii)	the offeror, either alone or together with any joint actors, has exclusive or shared control but does not have ownership:

Not applicable.
(e)	the name of the market in which the transaction or occurrence that gave rise to this report took place:

Not applicable.

(f)	the purpose of the offeror and any joint actors in effecting the transaction or occurrence that gave rise to this report, including any future intention to acquire ownership of, or control over, additional securities of the reporting issuer:

Wega Mining has announced its intention to make the Offer to acquire 100% of the Goldbelt Shares.

(g)	the general nature and the material terms of any agreement, other than lending arrangements, with respect to securities of the reporting issuer entered into by the offeror, or any joint actor, and the issuer of the securities or any other entity in connection with the transaction or occurrence giving rise to this report, including agreements with respect to the acquisition, holding, disposition or voting of any of the securities:

The Support Agreement provides for, among other things, customary Goldbelt board support and non-solicitation covenants (subject to customary “fiduciary out” provisions that entitle Goldbelt to consider and accept a superior proposal), a five business day right to match in favour of Wega Mining and the payment to Wega Mining of a non-completion fee of Cdn.$4 million if the Offer is not completed in certain specified circumstances.

(h)	the names of any joint actors in connection with the disclosure required by this report:

The Offer will be made by Wega Mining Inc., a wholly-owned subsidiary of Wega Mining ASA.

(i)	in the case of a transaction or occurrence that did not take place on a stock exchange or other market that represents a published market for the securities, including an issuance from treasury, the nature and value of the consideration paid by the offeror:

The aggregate cash consideration to be paid by Wega Mining in connection with its acquisition of the Shares referred to in (c) above is expected to be approximately Cdn.$68 million.

(j)	if applicable, a description of any change in any material fact set out in a previous report by the entity under the early warning requirements in respect of the reporting issuer’s securities:

Not applicable.

DATED this 19th day of October, 2007

WEGA MINING ASA
by	(signed) Hans-Arne L'orange
	Name:	Hans-Arne L'orange
	Title:	Senior Vice President M&A and Strategic Investments

EXHIBIT A
Please see attached.

FOR IMMEDIATE RELEASE — NOT FOR DISTRIBUTION IN THE UNITED STATES
GOLDBELT RESOURCES LTD. AND WEGA MINING ASA ANNOUNCE FRIENDLY ALL CASH OFFER BY WEGA MINING AND PRIVATE PLACEMENT
Toronto, Ontario, Canada, October 18, 2007, Goldbelt Resources Ltd. (TSX:GLD) (“Goldbelt”) and Wega Mining ASA (“Wega Mining”) (OAX:WEMI) announced today that on October 17th they entered into an agreement (the “Support Agreement”) pursuant to which Wega Mining, an Oslo-based international mining company focused on exploring, developing and operating gold, copper and zinc deposits, has agreed, subject to certain conditions of the Support Agreement, to make an offer to acquire all the outstanding Goldbelt common shares by way of a take-over bid (the “Offer”) for C$1.55 per share in cash.
Highlights:
•	Cash Offer for all shares at C$1.55 per share

•	Premium of 42.7% to the 20-day volume weighted average price ending October 17, 2007 and a premium of 33.6% to the October 17, 2007 closing price of C$1.16 of the Goldbelt shares

•	C$114 million aggregate purchase price for the outstanding shares, on a fully diluted basis

•	The Goldbelt Directors recommending approval of the Offer are unanimous

•	Lock-ups representing approximately 47% of the outstanding Goldbelt shares on a fully diluted basis

•	$4 million non-completion fee and right to match

•	Approximately C$14 million private placement of 16 million Goldbelt shares to Wega Mining

•	The Offer is subject to the completion by Wega Mining of a 300 million Norwegian Krone equity financing
Among Goldbelt’s assets is the Inata Project, a gold deposit in Burkina Faso, West Africa. Goldbelt has recently filed on SEDAR the final bankable feasibility study for the Inata Project, outlining a low cost, 944,000 ounce proven and probable gold reserve out of a 1.7 million ounce resource deposit located 220 km north of Ouagadougou, Burkina Faso. In order to ensure that Goldbelt has adequate funds to continue the development of the Inata Project, Wega Mining has agreed to invest approximately C$14 million by subscribing for 16 million Goldbelt shares at a price of C$0.90 per share. Wega Mining’s subscription is not conditional on the successful completion of the Offer. The private placement is subject to the approval of the TSX and is expected to close within the next three weeks.

2.

The Support Agreement provides for, among other things, customary board support and non-solicitation covenants (subject to customary “fiduciary out” provisions that entitle Goldbelt to consider and accept a superior proposal), a five business day right to match in favour of Wega Mining and the payment to Wega Mining of a non-completion fee of C$4 million if the acquisition is not completed in certain specified circumstances.
In connection with the Offer, certain of the directors and certain other shareholders representing approximately 47% of the outstanding Goldbelt shares (calculated on a fully-diluted basis prior to taking into account Wega Mining’s subscription) have entered into lock-up agreements with Wega Mining pursuant to which they have agreed to, among other things, tender all their Goldbelt shares to the Offer.
The Goldbelt Board of Directors, after receiving the recommendation of its special committee and consulting with its financial and legal advisors, has unanimously determined that the Offer is fair and in the best interest of the Goldbelt shareholders and to recommend acceptance of the Offer. Cormark Securities Inc., the financial advisor to the Goldbelt Board of Directors, has provided an opinion that the Offer is fair, from a financial point of view, to the Goldbelt shareholders.
Formal documentation relating to the take-over bid is expected to be mailed by Wega Mining by November 5, 2007. The Offer will be open for acceptance for a period of not less than 35 days and will be conditional upon, among other things, valid acceptances of the Offer by Goldbelt shareholders owning not less than 66 2/3% of the outstanding Goldbelt shares (calculated on a fully-diluted basis). In addition, the Offer will be subject to certain customary conditions, relevant regulatory approvals and the absence of any material adverse change with respect to Goldbelt. Wega Mining may waive the conditions of the Offer in certain circumstances.
If its Offer is successful, Wega Mining has agreed to take steps available to it under relevant securities laws to acquire any remaining outstanding Goldbelt shares.
Cormark Securities Inc. is acting as financial advisor to Goldbelt and Fraser Milner Casgrain LLP is acting as legal counsel to Goldbelt.
Davies Ward Phillips & Vineberg LLP is acting as legal counsel to Wega Mining.
About Goldbelt Resources Ltd.
Goldbelt Resources is a Canadian junior mining company focused on exploring and developing known gold prospects in Burkina Faso. The common shares of Goldbelt are traded on the TSX under the symbol GLD.
About Wega Mining ASA
Wega Mining ASA is an Oslo-based international mining company focused on exploring, developing and operating gold, copper and zinc deposits. Wega Mining currently holds exploration licenses in Guinea, Canada, Portugal, Ecuador, Romania and Norway, and a gold-copper development project in Canada. It trades on Oslo Axess, an exchange regulated by the Oslo Stock Exchange.

3.

Forward-Looking Statements
Certain statements contained in this press release constitute forward-looking statements which are not historical facts and are made pursuant to the “safe harbour” provisions under the United States Private Securities Litigation Reform Act of 1995. When used in this release, words like “anticipate”, “believe”, “estimate”, “expect”, “will”, “intend” and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable, are inherently subject to significant business, economic, political and competitive uncertainties and contingencies. Readers are cautioned that such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual financial results, performance, achievements or position of the parties to be materially different from the estimated or anticipated future results, performance, achievements or position expressed or implied by those forward-looking statements and the forward-looking statements are not guarantees of future results, performance, position or achievements. The risks, uncertainties and other factors include, but are not limited to: changes in the worldwide price of gold or certain other commodities (such as fuel and electricity) and currencies; ability to successfully integrate the companies and their assets; changes or disruptions in the securities markets; legislative, political or economic developments in the jurisdictions in which the companies carry on business; the occurrence of natural disasters, hostilities, acts of war or terrorism; the need to obtain permits and comply with laws and regulations and other regulatory requirements; the possibility that actual results of work may differ from projections/expectations or may not realize the perceived potential of the companies’ projects; risks of accidents, equipment breakdowns and labour disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in development programs; operating or technical difficulties in connection with mining or development activities; the speculative nature of gold exploration and development, including the risks of diminishing quantities of grades of reserves and resources; and the risks involved in the exploration, development and mining business. These risks and factors are discussed in greater detail in Goldbelt’s most recent annual information form available on SEDAR at www.sedar.com and in Wega Mining’s most recent annual report and listing prospectus available at www.wegamining.com.
The companies disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.
For Further Information:

Wega Mining ASA	Goldbelt Resources Ltd.
Lars Marius Furu	Laura Sandilands
+47 90188289	Investor Relations
(416) 364-0557